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                              February 6, 1996
                                                                     Exhibit 8.1
                                                                     -----------
Calgene, Inc.
1920 Fifth Street
Davis, CA  95616

Attention:  President

     Re:  Proposed Merger among Calgene II, Inc.,
          Calgene Acquisition Corp. and Calgene, Inc.
          -------------------------------------------

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Agreement and Plan of Reorganization dated October 13, 1995, (the "Agreement"), by and between Calgene, Inc., a Delaware corporation ("Calgene") and Monsanto Company, a Delaware corporation ("Monsanto"). Pursuant to such Agreement, Calgene and Monsanto will establish Calgene II, Inc., a Delaware corporation ("Newco"). Newco in turn will establish Calgene Acquisition Corp., a Delaware corporation ("Sub") as a wholly-owned subsidiary and Sub will thereafter merge (the "Merger") with and into Calgene. Pursuant to the Merger, holders of shares Calgene Common Stock will exchange such shares for an equal number of shares of Newco Common Stock and holders of shares of Calgene Series A Preferred Stock will exchange such shares for an equal number of shares of Newco Series A Preferred Stock. Except as otherwise provided, capitalized terms not defined herein shall have the meanings set forth in the Agreement or in the letters delivered to Hale and Dorr by Calgene and Monsanto containing certain representations of Calgene and Monsanto relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to Calgene in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement including exhibits thereto, the Representation Letters, the Registration Statement of Newco on Form S-4 dated February 6 (the "Registration Statement"), and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement (as well as Newco and
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Calgene, Inc.
February 6, 1996
Page 2




Sub) and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement. Further, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters of even date herewith are true and complete in all material respects as of the Effective Time. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention which would cause us to question the accuracy thereof.

     In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have also assumed that there is no plan or intention on the part of Calgene's shareholders or of Monsanto to engage in a sale, exchange, or other disposition of shares of Newco Common Stock or Newco Series A Preferred Stock to be received in the Merger or in the Exchange (as the case may be) that would reduce the number of shares of either (or both) the Newco Common Stock or Newco Series A Preferred Stock held by them in the aggregate to a number of shares of such class of stock that is less than 80% of the number of shares of such class received in the Merger and the Exchange combined.

     The conclusions expressed herein represent our opinion as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time of the Merger, or at any other time, and that such changes will not affect the conclusions expressed herein. Our opinion relates solely to the tax consequences of the Merger under the federal laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction.

     Our opinions represent our best judgment as to how a court would decide if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court.
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Calgene, Inc.
February 6, 1996
Page 3




     On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

     1. No gain or loss for federal income tax purposes will be recognized by Calgene, Newco or Sub upon consummation of the Merger.

     2. A holder of Calgene Common Stock will recognize no gain or loss for federal income tax purposes upon the exchange of such stockholder's Calgene Common Stock for Newco Common Stock pursuant to the Merger.

     3. The aggregate tax basis in the shares of Newco Common Stock received by a holder of Calgene Common Stock in the Merger will equal such stockholder's aggregate adjusted basis in the shares of Calgene Common Stock surrendered in the Merger.

     4. The holding period for the shares of Newco Common Stock received by a holder of Calgene Common Stock in the Merger will include the holding period for the shares of Calgene Common Stock surrendered by the stockholder in the Merger provided that the shares of Calgene Common Stock were held as capital assets prior to the Merger.

     The foregoing opinions may not be applicable to Calgene shareholders who are subject to special treatment under the federal income tax laws (including, for example, persons who acquired Calgene shares pursuant to the exercise of employee stock options or otherwise as compensation).

     This opinion addresses only the specific tax opinions set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, but not by way of limitation, we express no opinion regarding (i) the tax consequences of the conversion of outstanding options to acquire Calgene Common Stock into options to acquire Newco Common Stock to the holders of such options and (ii) the tax consequences of the Exchange. This opinion may not be relied upon except with respect to the consequences specifically discussed herein.
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Calgene, Inc.
February 6, 1996
Page 4





     We hereby consent to the reference to us under the caption "Approval of the Merger - Certain Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              HALE AND DORR